EXHIBIT 10.1

                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT

                  THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the "Agreement"), dated as of the 12th day of May, 2000, by and between BarPoint.com, Inc. (the "Company") with an address at One East Broward Boulevard, Suite 410, Ft. Lauderdale, Fl. 33301 and John C. Macatee ("Macatee") residing at 18800 Long Lake Drive, Boca Raton, Florida 33496. WHEREAS, Macatee and the Company have agreed that Macatee shall continue to render services to the Company in the capacity of President and Chief Executive Officer pursuant to the terms of that certain Employment Agreement, dated as of the 24th day of March 2000; and

                  WHEREAS, the Board of Directors of the Company amended the terms of that certain Employment Agreement, as of the 4th day of April 2000; and

                  NOW THEREFORE, in consideration of the premises and of the mutual agreements herein set forth, the parties hereto have agreed and do hereby mutually agree as follows:

                  1. EMPLOYMENT TERM: The term of this Agreement shall commence on the date hereof and shall expire two years thereafter (the "Employment Period"), subject to the provisions

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of Section 5;however, the employment term shall automatically be extended for an additional year on each anniversary date unless Macatee or the Company delivers written notice of their intent not to renew the Employment Agreement . Macatee or the Company shall deliver to the other written notice of their intent not to renew the Employment Agreement within 30 days prior to the end of each one year term.

                  2. DUTIES OF EXECUTIVE: Macatee shall serve as President and Chief Executive Officer of the Company and shall be required to perform such duties as may from time to time be required by the Board of Directors of the Company. Macatee shall also serve on the Board of Directors of the Company, if so elected, at no additional compensation. Macatee hereby agrees that, during the term of his employment hereunder, he shall devote such time as is reasonably necessary to perform his duties pursuant to the terms of this Agreement.

                  3.  COMPENSATION:

                  (a) As compensation for his services hereunder, the Company shall pay Macatee, during the Employment Period, a base salary ("Base Salary") payable as follows:

                       (i) Four Hundred Thousand Dollars ($400,000.00) for the first year;

                       (ii) Four Hundred Fifty Thousand Dollars ($450,000.00)
                            for the second year;

         The foregoing compensation shall be payable in installments according to the Company's regular payroll practices and subject to such deductions as may be required by law.

                  (b) Macatee shall also receive a bonus based upon a bonus plan to be established

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for executive officers of the Company, in each fiscal year during the Employment
Period, payable as determined in the bonus plan.

                  (c) In each fiscal year during the Employment Period, the Company may contribute to an annuity or pension plan of Macatee, which annuity or pension plan shall be designated by Macatee.

                  (d) The Company may withhold from payments of Macatee salary amounts required to be withheld by the Company from time to time such salary under applicable Federal, State, and local laws and regulations then in effect.

                  (e) Upon submission of written statements and bills in accordance with the then regular procedures of the Company, Macatee shall be entitled to reimbursement for reasonable out-of-pocket expenses necessarily incurred in the performance of his duties hereunder, including, but not limited to, reimbursement for travel and car expenses. A Company credit card will also be made available to Macatee. In addition, Macatee shall also be entitled to a monthly car allowance of $750.00, plus cost of insurance and maintenance.

                  4.   EMPLOYEE BENEFITS:

                  (a) Macatee shall be included to the extent eligible there under (at the expense of the Company, if appropriate) in any and all existing plans (and any plans which may be adopted in the future) providing benefits for the Company's employees generally, including, but not limited to, group life and disability insurance, hospitalization, medical, vacation, retirement,

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stock option plans and any and all similar or comparable benefits.

                  (b) Due to the fact that the Company's success is dependent upon the activities of Macatee, the Company will provide keyman insurance on the life of Mr. Macatee in the amount of $1,000,000.00 and Macatee will cooperate in obtaining and maintaining such policy.

                  (c) Macatee shall be awarded options to purchase 300,000 shares of the Company Common Stock, exercisable at $12.75 per share. Such options shall be for a five year term and shall vest as follows: (i) 100,000 shares after the first year of employment; and (ii) 100,000 shares after the second year of employment; and (iii) 100,000 shares after the third year of employment if Macatee is still employed by the Company.

                  5.   TERMINATION:

                  (a) The Company may terminate Macatee's employment hereunder at any time for cause only by written notice but only after a decision by the Board of Directors of the Company which is communicated to Macatee in writing thirty (30) days prior to the effective date of termination; PROVIDED HOWEVER, that the Company pays to Macatee a severance payment equal to the aggregate Base Salary otherwise owed to him over the remaining term of the Employment Period and allow Macatee to retain any options granted under any option plan granted to him notwithstanding the fact that such options may not be vested and/or exercisable at the time of termination under this Section 5(a).

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                  (b)   For purposes of this Agreement "For Cause" shall mean:

                       (i) Deliberate misappropriating any funds or properties of the Company;

                       (ii)    Gross mismanagement of the Company;

                       (iii) Material fraud or willful and material misconduct with respect to performance of his duties under this Agreement; or

                       (iv) Material breach of any material fiduciary duty to the Company; or material breach of his obligations under this Agreement; or chronic neglect of his duties or chronic failure to act with respect to his duties as determined by the Board of Directors.

                  (c) In the event Macatee is not nominated or re-elected to serve as a member of the Board of Directors during the Employment Period, either party may terminate this Agreement and Macatee shall be entitled to continue to receive his Base Salary as set forth in Section 3(a) above for the remainder of the Employment Period and retain any options granted under any option plan notwithstanding the fact that such options may not be vested and/or exercisable at the time of termination under this Section 5(c).

                  (d) In the event that Macatee dies or becomes disabled so as not to be able to perform his duties as set forth herein for a period exceeding twelve (12) months, this Agreement shall terminate (as permissible under the Americans with Disabilities Act) and no further compensation shall be payable to Macatee, except as may otherwise be provided under any insurance policy, employee benefit plan, or similar instrument; PROVIDED HOWEVER, that during any such period of disability, Macatee shall be entitled to his base salary as provided

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under Section 3(a) for a period not to exceed twelve (12) months.


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                  6. COVENANT NOT TO COMPETE: Macatee represents himself as
having non Non-Compete Agreement(s) or restrictive covenant(s) with any current or former employer(s) and no conflict(s) of interest, which would preclude Macatee from entering into this Agreement with the Company.

                  The parties agree that the Company has a legitimate business interest, including, but not limited to: (1) trade secrets, which include but are not limited to, intellectual properties, client lists, customer lists, vendor lists, and marketing programs developed by and unique to the Company; (2) valuable confidential business or professional information that otherwise does not qualify as trade secrets: (3) substantial relationship with specific prospective or existing clients and vendors or suppliers; (4) client, vendor and supplier goodwill associated with an ongoing business by way of the name BarPoint.com, Inc. located throughout the United States, five (5) extraordinary or specialized training in the technology, computer technical science field, and
(6) the assets, corporate shares, investments and equity interests of the Company.

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                  The parties further agree that the Company has a reasonable legitimate business interest and a protectable interest in the right to prevent direct and indirect solicitation of existing clients and business relationships and investment in extraordinary training of its current employees.

         In view of the foregoing, Macatee's employment by the Company in a very skilled highly valued position within its highly specialized organization and the payment of compensation listed herein and other valuable consideration, it is further mutually agreed as follows:

                  (a) Macatee recognizes and acknowledges, as aforesaid, that the Company has made a substantial investment in time and expense in its highly specialized business and that the very nature of Macatee's position will enable Macatee to obtain and become familiar with certain trade secrets, confidential information concerning business techniques, methodologies, marketing efforts, highly specialized employee training, intellectual properties vendor lists other lists and client relationships of the Company.

                  (b) Because of the competitive environment in which the Company must conduct its business, Macatee agrees and understands that material and irreparable injury would be done

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to the Company if Macatee should violate the said legitimate business interest and protectable interest, or assist competitors, or engage in solicitation of existing clients or business relationships.

                  (c) Macatee will not, during his employment with the Company or any time thereafter, use, offer, disclose or divulge by any means, directly or indirectly, any of the trade secrets, confidential information, vendor lists or client lists of the Company. Macatee further agrees that during his employment with the Company or prior to the later of: (i) termination of his employment with the Company; or (ii) the due date of his final payment of salary due hereunder, he will not engage in solicitation of existing client lists and vendor lists of the Company, which are the property of the Company and which Macatee acquired knowledge of in the course of and by virtue of his employment with the Company, to any corporation, firm, person, partnership, associations or other business entity, or use such information in any manner contrary to this Agreement.

                  The parties agree that the foregoing is reasonable.

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                  (d) Macatee agrees that, commencing the date hereof and
continuing until the later of: (i) one year after the termination of his employment with the Company; or (ii) the due date of his final payment of salary due hereunder, he will not, except on behalf of the Company or with the written consent of the Company (i) engage in any business activity in the United States, directly or indirectly, on his own behalf or as partner, stockholder (except by ownership of less than ten percent (10%) of the outstanding stock of a publicly-held corporation), director, trustee, principal, agent, employee, consultant or otherwise of any person, firm or corporation which then is competitive with an activity in which the Company or any parent or subsidiary of the Company is then engaged at the time; (ii) allow the use of his name by or in connection with any business activity which then is principally competitive with any activity in which the Company or any of its parents or subsidiaries is then engaged; or (iii) offer employment to or employ, for himself or on behalf of any then competitor of the Company or any of its parents or subsidiaries, any persons who at any time within the prior six (6) months shall have been employed by the Company or any parent or subsidiary of the Company.

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                  (e) Macatee agrees that he shall offer in writing to the
Company all business deals that concern computer science and/or internet technology and shall not participate in those deals personally or through any agent, trust, family member, or other vehicle without the express written permission of the Company with the understanding that the Company shall have the right to participate.

                  7. DEFAULT - REMEDIES: In the event of proof of breach by Macatee, of any provisions of this Agreement or any duty Macatee may owe to the Company, the Company shall be entitled to pursue any remedy at law or equity, and shall specifically at any time have the right to terminate any further payments of any kind or nature to be made under this Agreement.

                  Macatee acknowledges and agrees that, in the event of his breach of any of the provisions of this Agreement, the Company will be irreparably injured and that damages will be difficult if not impossible to measure and, accordingly, the Company shall be entitled to injunctive relief and to any other remedies available in equity or law, including court costs and expenses, taxable or otherwise, reasonably necessary in preparing for, seeking or obtaining abatement of or an injunction against such action or proceeding, or in enforcing this Agreement,

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or in establishing or maintaining the applicability
of, or validity of, this Agreement, or any provision thereof, and in prosecuting any counterclaim or cross-complaint based thereon, or any other matter as ordered by a court of competent jurisdiction to enforce the provisions of this Agreement.

                  8. CONFIDENTIAL INFORMATION: Except as otherwise required by law, Macatee shall not disclose or use at any time, except as part of his employment by the Company, either during or subsequent to such employment, any secret or confidential information or knowledge obtained by Macatee while employed by the Company. Without limiting the generality of the foregoing, Macatee shall not disclose or use any information pertaining to the business of the Company or any parent or subsidiary of the Company, including, but not limited to, profit figures, names of or relationships with customers or advertisers, or the terms of any contracts to which it or they may be a party. The obligation imposed by this Section 8 shall survive the expiration or other termination of this Agreement.

                  9. SURRENDER OF DOCUMENTS: If Macatee voluntarily resigns or is terminated

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with or without cause or due to the sale of the Company, or at any time prior thereto, Macatee agrees that he will cooperate fully with the Company on any or all of the following matters:

                       (a) promptly return and surrender to the Company or its
                           nominee, all books, records, documents, or other property belonging to the Company and/or its affiliates;

                       (b) promptly return and surrender to the Company or its
                           nominee, any document, memorandum, record, letter, specification or other paper in his possession or under his control relating to the operations, business, customers, or affairs of the Company or its affiliates; and

                       (c) provide the Company with all necessary information
                           related to the completion and/or orderly transfer of work in progress.

                  10. WAIVER OF BREACH: This Agreement supersedes any and all prior agreements, understandings, and negotiations relating to the subject matter herein and constitutes the entire agreement between the parties relating to such subject matter. No term or condition of this Agreement may be waived, changed, modified, extended or discharged unless in writing and signed by all parties to this Agreement. The waiver by either the Company or Macatee of any breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by either the Company or Macatee.

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                  11. SEVERABILITY: The invalidity or unenforceability of any provision of this Agreement, whether in whole or in part, shall not in any way affect the validity or enforceability of any other part of such provision or of any provision herein contained, and any invalid or unenforceable provision or part thereof shall be deemed severable to the extent of any such invalidity or unenforceability. If such invalidity or unenforceability is due to the unreasonableness of the time or geographical area covered by the covenants or restrictions of such provision, such covenants and restrictions shall nevertheless be effective for such period of time and for such area as may be determined to be reasonable by a court of competent jurisdiction.

                  12. INTERPRETATION: No provision of this Agreement is to be interpreted for or against any party because that party or that party's legal representative drafted such provision.

                  13. ASSIGNMENT; BINDING EFFECT: This Agreement is for personal services of Macatee and shall not be assignable by the Company. This Agreement shall not be assignable in whole or in part by Macatee, except that Macatee may assign the Agreement to any successor in interest to the Company's business. The rights and obligations of the parties shall inure to the

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benefit of, and be binding upon, their respective heirs, personal representatives, successors and assigns.

                  14.  NOTICES:

                  (a) All notices, requests, demands, and other communications hereunder must be in writing and shall be deemed to have been given if delivered by hand or mailed within the continental United States by first class, certified mail, return receipt requested, postage and registry fees prepaid, or sent by telecopier (with receipt confirmation), to the applicable party and addressed as follows:

                       (i)  if to the Company at the address set forth above.

                       (ii) if to Macatee at the address set forth above.


                  (b) Any notice or other communication given by certified mail shall be deemed given at the time of certification thereof, except for a notice changing a party's address which shall be deemed given at the time of receipt thereof. Any notice or other communication sent by telecopier transmission shall be deemed given at the time of written confirmation of receipt.

                  15. BACKGROUND INVESTIGATION. This Agreement shall become effective immediately but is subject to a thorough and timely background investigation on Macatee. Timely shall mean that said background check shall be completed within 15 business days from the date of execution of Agreement. In the event that the background check reveals anything

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materially adverse about Macatee, the company shall have the right to deem the
Agreement as null and void.

                  16. CHANGE OF CONTROL. In the event the Company enters into a "change of control" agreement with its senior executives, Macatee shall be included in said "change of control" agreement.

                  17. ENTIRE AGREEMENT OF THE PARTIES: This Agreement expresses the entire agreement of the parties, and all promises, representations, understandings, arrangements and prior agreements are merged herein and superseded hereby. No person, other than pursuant to a resolution of the Board, shall have any authority on behalf of the Company to agree to modify or change this Agreement or anything in reference thereto, and any such modification or change must be in writing and signed by both parties hereto.

                  18. LAWS GOVERNING: This Agreement has been entered into in the State of Florida and shall be construed, interpreted and governed in accordance with the laws of the State

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of Florida without regard to the choice of laws provisions thereof.

                  19. COUNTERPARTS: This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute but one document.

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         IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and Macatee has hereunto set his hand as of the day and year first above written.

                                                  BarPoint.com, Inc.


                                                  By:  /S/ LEIGH M. ROTHSCHILD
                                                      ------------------------
                                                  Name: Leigh M. Rothschild
                                                  Title: Chairman
                                          Date:



Accepted and Agreed

By: /S/ JOHN C. MACATEE
    -------------------
Name: John C. Macatee
Date:

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